EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Form 10-K of our reports dated March 29, 2010, on our audit of the financial statements of Inner Systems, Inc. as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009 and December 31, 2008 and from inception (August 9, 2000) to December 31, 2009.

/s/ Paritz & Co.

Hackensack, NJ
March 30, 2010